Exhibit 99.1

NEWS RELEASE Investor Contacts C&J Energy Services, Inc. investors@cjenergy.com (713) 260-9986

C&J Energy Services Announces Amendment to Transaction with Nabors Industries

$250 Million Reduction in Purchase Price to Provide Additional Liquidity and Lower Leverage for Combined Company

HOUSTON – February 9, 2015 – C&J Energy Services, Inc. (NYSE: CJES) (“C&J”) today announced that it has reached an agreement with Nabors Industries Ltd. (“Nabors”) to reduce by $250 million the cash portion of the consideration to be received by Nabors upon closing of the proposed combination (“Pending Transaction”) of C&J with the completion and production services business of Nabors. As a result, the cash portion of the consideration to be paid to Nabors will decline from $938 million to $688 million and the debt incurred by the combined company to finance the cash consideration will be proportionally reduced.

Effective as of February 6, 2015, each of the Separation Agreement and the Merger Agreement related to the Pending Transaction were amended to, among other things, reflect the aforementioned $250 million reduction in purchase price. C&J will file with the SEC copies of the amendments as exhibits to a Current Report on Form 8-K. The Pending Transaction is subject to approval by C&J’s stockholders and customary closing conditions. We continue to work towards closing in March 2015.

Josh Comstock, Founder, Chairman and Chief Executive Officer of C&J Energy Services, stated “As we near the final stage of completing our combination with Nabors completion and production services business, we remain confident that this transaction will create meaningful strategic, financial and operational value for all of our shareholders, customers and employees. By reducing C&J’s cash obligation by $250 million and therefore the required debt financing, our combined company will have more liquidity, lower leverage and a stronger balance sheet, which are critical, especially during a challenging time for our industry. Nabors, who will be our largest stockholder post-closing, has demonstrated its alignment with all C&J stockholders by ensuring that our company has a solid financial position from which to build a stronger, more successful enterprise and deliver value to all of our shareholders over the long term. We believe that this strategic combination, and the immediate increases in scale, capabilities, resources, geographic footprint and customer base that it provides, will better position us to manage through any downturn and enable us to capitalize on future market opportunities. Both C&J and Nabors remain committed to successfully closing this transaction, integrating our operations and realizing the benefits of this strategic combination – and today’s announced purchase price reduction is a significant reaffirmation of our shared commitment.”

For additional information about the Pending Transaction, including the amendments to the transaction documents described in this press release, please see Amendment No. 6 to the Registration Statement on Form S-4 (as amended, the “S-4”) filed with the SEC by Nabors Red Lion Limited, a subsidiary of Nabors (which will be renamed C&J Energy Services Ltd. at the closing of the Pending Transaction) (“Red Lion”). The S-4, which includes a preliminary proxy statement of C&J that also constitutes a preliminary prospectus of Red Lion, will be available through the SEC’s EDGAR website system at

http://www.sec.gov. The S-4, once filed with the SEC, will also be made available on C&J’s website and may be accessed at http://www.cjenergy.com/news-events/about-the-cj-nabors-transaction. Information contained on or available through C&J’s website is not incorporated by reference into the S-4 or any future documents that may be filed with the SEC and should not be considered part of the S-4.

About C&J Energy Services, Inc.

We are an independent provider of premium hydraulic fracturing, coiled tubing, wireline, pumpdown and other complementary oilfield services with a focus on complex, technically demanding well completions. In addition to our suite of completion, stimulation and production enhancement services, we manufacture, repair and refurbish equipment and provide parts and supplies for third-party companies in the energy services industry, as well as to fulfill our internal needs. With the development of our strategic initiatives, we also provide specialty chemicals for completion and production services, including the fluids used in our hydraulic fracturing operations, as well as downhole tools and related directional drilling technology and data acquisition and control systems. These products are provided to third-party customers in the energy services industry and are also used in our operations and equipment. Headquartered in Houston, Texas, we operate in some of the most active basins in the United States. We also have an office in Dubai and are in the process of establishing an operational presence in key countries in the Middle East. For additional information about C&J Energy Services, please visit our website at www.cjenergy.com.

Important Information for Investors and Stockholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the Pending Transaction, Nabors Red Lion Limited (which will be renamed C&J Energy Services Ltd. as of the closing of the Pending Transaction) (“Red Lion”), has filed with the SEC a registration statement on Form S-4, which includes a preliminary proxy statement of C&J that also constitutes a preliminary prospectus of Red Lion. The Form S-4 registration statement has not been declared effective by the SEC, and the definitive joint proxy statement/prospectus is not currently available. Each of Red Lion and C&J also plans to file other relevant documents with the SEC regarding the Pending Transactions. This material is not a substitute for the final prospectus/proxy statement or any other documents the parties will file with the SEC. After the registration statement has been declared effective by the SEC, the definitive proxy statement/prospectus will be delivered to stockholders of C&J. INVESTORS AND SECURITY HOLDERS OF C&J ARE URGED TO READ THE S-4 (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER DOCUMENTS RELATING TO THE PENDING TRANSACTION THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PENDING TRANSACTION. Investors and stockholders will be able to obtain free copies of the S-4 and other documents containing important information about Red Lion and C&J, once such documents are filed with the SEC, through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Red Lion will be available free of charge on Nabors’ internet website at www.nabors.com under the tab “Investor Relations” and then under the tab “SEC Filings” or by contacting Nabors’ Investor Relations Department at 281-775-8038. Copies of the documents filed with the SEC by C&J will be available free of charge on C&J’s internet website at www.cjenergy.com under the tab “Investor Relations” and then under the tab “SEC Filings” or by contacting C&J’s Investor Relations Department at 713-260-9986.

Participants in the Solicitation

C&J, its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of C&J in connection with the Pending Transaction. Information about the directors and executive officers of C&J is set forth in C&J’s proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on April 10, 2014. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the S-4 and will be contained in other relevant materials to be filed with the SEC when they become available. Free copies of these documents can be obtained using the contact information above.

Forward-Looking Statements and Cautionary Statements

This news release (contains certain statements and information that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “plan,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “potential,” “would,” “may,” “probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward-looking statements. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include statements, estimates and projections regarding the effects of the Pending Transaction, our business outlook and plans, future financial position, liquidity and capital resources, operations, performance, acquisitions, returns, capital expenditure budgets, costs and other guidance regarding future developments. For example, statements regarding future financial performance, future competitive positioning and business synergies, future acquisition cost savings, future accretion to earnings per share, future market demand, future benefits to stockholders, future economic and industry conditions, the Pending Transaction (including its benefits, results, effects and timing), and whether and when the transactions contemplated by the merger agreement for the Pending Transaction will be consummated, are forward-looking statements within the meaning of federal securities laws.

Forward-looking statements are not assurances of future performance. These forward-looking statements are based on management’s current expectations and beliefs, forecasts for our existing operations, experience, and perception of historical trends, current conditions, anticipated future developments and their effect on us, and other factors believed to be appropriate. Although management believes that the expectations and assumptions reflected in these forward-looking statements are reasonable as and when made, no assurance can be given that these assumptions are accurate or that any of these expectations will be achieved (in full or at all). Moreover, our forward-looking statements are subject to significant risks and uncertainties, many of which are beyond our control, which may cause actual results to differ materially from our historical experience and our present expectations or projections which are implied or expressed by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the failure of the stockholders of C&J to approve the Pending Transaction; the risk that the conditions to the closing of the Pending Transaction are not satisfied; the risk that regulatory approvals required for the Pending Transaction are not obtained or are obtained subject to conditions that are not anticipated; potential adverse reactions or changes to business relationships resulting from the announcement or completion of the Pending Transaction; uncertainties as to the timing of the Pending Transaction; competitive responses to the Pending Transaction; costs and difficulties related to the integration of C&J’s business and operations with the Nabors’ completion and production services business and operations; the inability to obtain or delay in obtaining cost savings and synergies from the Pending Transaction; unexpected costs, charges or expenses resulting from the Pending Transaction; the outcome of pending or potential litigation; the inability to retain key personnel; uncertainty of the expected financial performance of C&J following completion of the Pending Transaction; any changes in general economic and/or industry specific conditions; risks relating to economic conditions; volatility of crude oil and natural gas commodity prices; delays in or failure of delivery of current or future orders of specialized equipment; the loss of or interruption in operations of one or more key suppliers or customers; oil and gas market conditions; the effects of government regulation, permitting and other legal requirements, including new legislation or regulation of hydraulic fracturing; operating risks; the adequacy of our capital resources and liquidity; weather; litigation; competition in the oil and natural gas industry; and costs and availability of resources.

C&J cautions that the foregoing list of factors is not exclusive. For additional information regarding known material factors that could cause our actual results to differ from our present expectations and projected results, please see our filings with the Securities and Exchange Commission, including our Current Reports on Form 8-K that we file from time to time, Quarterly Reports on Form 10-Q and Annual Report on Form 10-K. Readers are cautioned not to place undue reliance on any forward-looking statement which speaks only as of the date on which such statement is made. We undertake no obligation to correct, revise or update any forward-looking statement after the date such statement is made, whether as a result of new information, future events or otherwise, except as required by applicable law.

Investor Contacts

C&J Energy Services, Inc.

investors@cjenergy.com

(713) 260-9986

Media Contacts

Abernathy MacGregor

Tom Johnson or Luke Barrett – (212) 371-5999

Glen Orr – (713) 205-7770

SOURCE C&J Energy Services, Inc.